                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                Exchange Act of 1934 (Amendment No. ___________)

     Filed by the Registrant: [X]
     Filed by a party other than the Registrant: [ ]
     Check the appropriate box: [ ]

     [ ]  Preliminary Proxy Statement       [ ]  Confidential for Use of the
     [ ]  Definitive Proxy Statement             Commission Only (as permitted
     [X]  Definitive Additional Materials        by Rule 14a-6(e)(2))
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Davox Corporation
              ----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


        --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]   No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials.

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   [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                               [DAVOX LETTERHEAD]



                                                   May 1, 1998



To:  Institutional Shareholders of Davox Corporation

Re:  Davox Annual Meeting of Stockholders - Stock Plan Amendment

Dear Davox Stockholder:

   It has come to our attention that there is some concern about the amendment to the Davox Corporation 1996 Stock Plan. As you recall, Davox is seeking stockholder approval at its Annual Meeting of Stockholders on May 6, 1998 of an increase in the number of shares authorized for issuance pursuant to the 1996 Stock Plan from 900,000 shares to 1,950,000 shares. In our recent discussions with shareholders it became apparent that there are several misconceptions about the Plan that we would like to correct.

   1. THE STOCK PLAN HAS A MINIMUM EXERCISE PRICE FOR NON-QUALIFIED STOCK OPTIONS. In response to an institutional shareholder's concern, on April 24, 1997 the Board of Directors of Davox amended the Stock Plan to provide that (a) no more than ten percent (10%) of the options authorized under the Stock Plan may be granted with exercise prices below fair market value on the date of grant and (b) any such below market options cannot have an exercise price less than 85% of the fair market value on the date of grant.

   2. ISS DOUBLE COUNTS THE SHARES AVAILABLE FOR GRANT UNDER THE STOCK PLAN, RESULTING IN AN INFLATED "SHAREHOLDER VALUE TRANSFER ("SVT") AMOUNT. On page 8 of its Proxy Analysis, Institutional Shareholder Services ("ISS") claims that there are a total of 4,119,501 shares reserved or granted under the Stock Plan. In fact, there are currently only 3,619,192 shares reserved or granted under the Stock Plan. The discrepancy occurs because ISS included some of the "shares available for grant" in their "shares reserved for plan/amendment" calculation, resulting in double counting. An accurate reflection of the current option situation is as follows:

   A:  Total options and awards currently outstanding:              2,801,809
   B.  Options and awards available under existing plans:             311,250
   C.  New options and awards under amendment:                      1,050,000
   D.  Options and awards already granted from amendment shares:     (543,867)
                                                                    ---------
         Total options and awards available,
         outstanding and sought:                                    3,619,192
                                                                    =========

Consequently, ISS has over-stated the "shareholder value transfer (SVT)" amount and the voting power dilution analysis.

   3. ISS HAS USED AN INCORRECT STANDARD INDUSTRIAL CLASSIFICATION (SIC) CODE. ISS's recommendation with respect to the Stock Plan Amendment is based in part on a comparison of other companies in Davox's industry. However, ISS used an incorrect SIC Code for Davox (3661 - Telephone and Telegraph Apparatus). In July 1995, Davox changed its SIC Code to 7373 - Computer Integrated Systems Design and filed the necessary paperwork with the Department of Commerce. We have requested that ISS recalculate its industry comparison based on an accurate SIC Code for Davox, and believe the recalculation will result in a more favorable comparison.

   4.  PROPOSED AMENDMENTS TO THE STOCK PLAN.

   In response to some concerns expressed by certain institutional stockholders, Davox management is recommending that the Davox Board of Directors approve the following amendments to the Stock Plan:

          (a) Limit to 10% the number of ISOs under the Stock Plan that may be repriced without stockholder approval;

          (b) Provide that non-employee directors shall not be eligible to receive any Stock Rights under the Stock Plan; and

          (c) Provide that any amendments to the Stock Plan which provide increased benefits under the Stock Plan or which increase the group of persons eligible to receive Stock Rights under the Stock Plan shall require shareholder approval.

   We hope these proposed amendments to the Stock Plan address all of your concerns.

   If you require any assistance in voting your shares, or changing your vote, please call our proxy solicitor, Arthur B. Crozier at Innisfree M&A Incorporated
(212) 750-5833.

   Please call me at (978) 952-0213 if you have any questions. We appreciate your continued support of Davox.

                                        Very truly yours,

                                        /s/ John J. Connolly

                                        John J. Connolly
                                        Vice President - Finance and
                                        Chief Financial Officer